NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER 2012 EARNINGS

▪	Pretax income of $4.6 million
▪	Net income of $64.8 million, or $2.20 per diluted share, including income tax benefit of $60.2 million, or $2.04 per diluted share
▪	New contract purchases of $151 million
▪	Total managed portfolio increases to $898 million from $845 million as of September 30, 2012

IRVINE, California, February 4, 2013 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $64.8 million, or $2.20 per diluted share, for its fourth quarter ended December 31, 2012.  This includes an income tax benefit of $60.2 million, or $2.04 per diluted share, related to the reversal of a valuation allowance against the Company’s deferred tax asset net of current period income tax expense.  This compares to net income of $235,000, or $0.01 per diluted share, in the fourth quarter of 2011.  Net income for 2012 was $69.4 million, or $2.72 per diluted share, as compared to a net loss of $14.5 million, or $0.76 per diluted share, for 2011. The 2012 results include an income tax benefit of $60.2 million, or $2.36 per diluted share, related to the reversal of a valuation allowance against the Company’s deferred tax asset net of current period income tax expense.

Revenues for the fourth quarter of 2012 were $50.6 million, an increase of approximately $4.9 million, or 11%, compared to $45.8 million for the fourth quarter of 2011.  Total operating expenses for the fourth quarter of 2012 were $46.0 million, an increase of $480,000, or 1%, compared to $45.5 million for the 2011 period.  Pretax income for the fourth quarter of 2012 was $4.6 million compared to pretax income of $235,000 in the fourth quarter of 2011.

For the year ended December 31, 2012 total revenues were $187.2 million compared to $143.1 million for 2011, an increase of approximately $44.1 million, or 31%.  Total expenses for the year ended December 31, 2012 were $178.0 million, an increase of $20.4 million, or 13%, compared to $157.6 million for 2011.  Pretax income for the year ended December 31, 2012 was $9.2 million, compared to a pretax loss of $14.5 million for 2011.

During the fourth quarter of 2012, CPS purchased $150.8 million of new contracts compared to $143.1 million during the third quarter of 2012 and $92.2 million during the fourth quarter of 2011.  The Company's managed receivables totaled $897.6 million as of December 31, 2012, an increase from $844.9 million as of September 30, 2012 and $794.6 million as of December 31, 2011, as follows ($ in millions):

Originating Entity	December 31, 2012	September 30, 2012	December 31, 2011
CPS	$825.0	$748.8	$586.9
Fireside Bank	60.8	80.3	172.2
TFC	0.2	0.4	2.0
As Third Party Servicer	11.6	15.4	33.5
Total	$897.6	$844.9	$794.6

Annualized net charge-offs for 2012 were 3.61% of the average owned portfolio as compared to 4.79% for 2011.  Delinquencies greater than 30 days (including repossession inventory) were 5.6% of the total owned portfolio as of December 31, 2012, as compared to 6.0% as of December 31, 2011.

As previously reported, during December CPS closed its fourth term securitization transaction of 2012 and the seventh transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $160.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.05%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.50% of the then-outstanding receivable pool balance.

"2012 was a very good year for us," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "The comeback plans that we set in motion three years ago are now resulting in significant earnings growth.  From an operational standpoint, our managed portfolio is once again growing meaningfully.  We have achieved this growth while maintaining attractive yields and credit demographics on our new contract purchases.  And asset performance metrics of our newer vintages continue to be strong.  From a financial perspective, we are now at a point where revenue growth is greatly exceeding expense growth, demonstrating the operating leverage inherent in our business model.  These trends bode well for our future profitability.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, February 5, 2013, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between February 5, 2013 and February 11, 2013, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 96024567.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Interest income	$48,104	$41,224	$175,314	$127,856
Servicing fees	408	818	2,305	4,348
Other income	2,108	3,726	9,589	10,927
	50,620	45,768	187,208	143,131
Expenses:
Employee costs	9,695	8,927	35,573	32,270
General and administrative	3,664	3,893	15,429	14,590
Interest	17,726	25,677	79,422	83,054
Provision for credit losses	11,483	3,474	33,495	15,508
Other expenses	3,445	3,562	14,102	12,169
	46,013	45,533	178,021	157,591
Income (loss) before income taxes	4,607	235	9,187	(14,460)
Income tax expense (benefit)	(60,221)	-	(60,221)	-
Net income (loss)	$64,828	$235	$69,408	$(14,460)

Earnings (loss) per share:
Basic	$3.30	$0.01	$3.56	$(0.76)
Diluted	$2.20	$0.01	$2.72	$(0.76)

Earnings (loss) per share without tax gain:
Basic	$0.23	$0.01	$0.47	$(0.76)
Diluted	$0.16	$0.01	$0.36	$(0.76)

Number of shares used in computing earnings (loss)
per share:
Basic	19,673	19,662	19,473	19,013
Diluted	29,527	22,299	25,478	19,013

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$12,966	$10,094
Restricted cash and equivalents	104,445	159,228
Total cash and cash equivalents	117,411	169,322

Finance receivables	764,343	516,630
Allowance for finance credit losses	(19,594)	(10,351)
Finance receivables, net	744,749	506,279

Finance receivables measured at fair value	59,668	160,253
Residual interest in securitizations	4,824	4,414
Deferred tax assets, net	75,640	15,000
Other assets	35,328	34,782
	$1,037,620	$890,050

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$ 17,785	$27,993
Warehouse lines of credit	21,731	25,393
Residual interest financing	13,773	21,884
Debt secured by receivables measured at fair value	57,107	166,828
Securitization trust debt	792,497	583,065
Senior secured debt, related party	50,135	58,344
Subordinated renewable notes	23,281	20,750
	976,309	904,257

Shareholders' equity	61,311	(14,207)
	$1,037,620	$890,050

Operating and Performance Data ($ in millions)

	At and for the				At and for the
	Three months ended				Year ended
	December 31,				December 31,
	2012		2011		2012		2011

Contracts purchased	$ 150.83		$ 92.22		$ 551.74		$ 284.24
Contracts securitized	156.70		83.90		594.60		299.50

Total managed portfolio	$ 897.58		$ 794.65		$ 897.58		$ 794.65
Average managed portfolio	880.47		804.68		822.57		711.73

Allowance for finance credit losses as % of fin. receivables	2.56%		2.00%

Aggregate allowance as % of fin. receivables (1)	3.35%		2.87%

Delinquencies
31+ Days	4.06%		4.43%
Repossession Inventory	1.49%		1.52%
Total Delinquencies and Repo. Inventory	5.55%		5.95%

Annualized net charge-offs as % of average owned portfolio	3.99%		3.06%		3.61%		4.79%

Recovery rates (2)	46.8%		44.1%		47.9%		44.0%

	For the				For the
	Three months ended				Year ended
	December 31,				December 31,
	2012		2011		2012		2011
	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$ 48.10	21.9%	$ 41.22	20.5%	$ 175.31	21.3%	$ 127.86	18.0%
Servicing fees and other income	2.52	1.1%	4.54	2.3%	11.89	1.4%	15.28	2.1%
Interest expense	(17.73)	-8.1%	(25.68)	-12.8%	(79.42)	-9.7%	(83.05)	-11.7%
Net interest margin	32.89	14.9%	20.09	10.0%	107.79	13.1%	60.08	8.4%
Provision for credit losses	(11.48)	-5.2%	(3.47)	-1.7%	(33.50)	-4.1%	(15.51)	-2.2%
Risk adjusted margin	21.41	9.7%	16.62	8.3%	74.29	9.0%	44.57	6.3%
Core operating expenses	(16.80)	-7.6%	(16.38)	-8.1%	(65.10)	-7.9%	(59.03)	-8.3%
Pre-tax income (loss)	$ 4.61	2.1%	$ 0.23	0.1%	$ 9.19	1.1%	$ (14.46)	-2.0%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.